Exhibit 99.8

Environmental Solutions Worldwide, INC.

UP TO $4,596,929 AGGREGATE PRINCIPAL AMOUNT OF 10% SENIOR SECURED CONVERTIBLE
PROMISSORY NOTES DUE 2018

ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

BENEFICIAL OWNER ELECTION FORM

I (We) acknowledge receipt of your letter and the enclosed materials relating to the offering of 10% Senior Secured Convertible Promissory Notes Due 2018 (the “Notes”) of Environmental Solutions Worldwide, Inc. (the “Company”), issuable upon the exercise of subscription rights (“Subscription Rights”).

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase Notes, distributed with respect to the shares of common stock of the Company, par value $0.001 per share, held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the prospectus dated _____, 2014 (the “Prospectus”) and the related Instructions for Use of Environmental Solutions Worldwide, Inc. Subscription Certificate.

BOX 1.	☐	Please do not exercise Subscription Rights for Notes.
BOX 2.	☐	Please exercise Subscription Rights for me (us) and purchase Notes as set forth below:

Number of shares owned as of the date hereof:

	NUMBER OF RIGHTS EXERCISED		SUBSCRIPTION PRICE		PAYMENT
Total Payment Required		X	$80.53	=	$	(line 1)

BOX 3.	☐	Payment in the following amount is enclosed: $__________
(This amount must equal the amount set forth under “Total payment required” above)

BOX 4.	☐	Please deduct payment from the following account maintained by you as follows:

Type of Account: _________________________	Account No.: ________________________
Amount to be deducted: $ __________________

Signature	Date

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